PLACEMENT WARRANT PURCHASE AGREEMENT

PLACEMENT WARRANT PURCHASE AGREEMENT (this “Agreement”) made as of this ___ day of _____, 2011 among Selway Capital Acquisition Corporation, a Delaware corporation (the “Company”), and Selway Capital Holdings, LLC (the “Purchaser”).

WHEREAS, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1, as amended (File No. 333-172714) (the “Registration Statement”), in connection with the Company’s initial public offering (the “IPO”) of up to 2,750,000 units, each unit (“Unit”) consisting of one (1) Series A Share of common stock of the Company, $0.0001 par value (the “Series A Shares”), and (ii) one (1) warrant (the “Warrants”) to purchase one share of common stock; and

WHEREAS, the Company desires to sell in a private placement to the Purchaser (the “Placement”) an aggregate of 2,333,333 Warrants (the “Placement Warrants”) substantially identical to the Warrants being issued in the IPO pursuant to the terms and conditions hereof and as set forth in the Registration Statement, except that the Placement Warrants to be issued in the Placement shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Placement Warrants shall be governed by the Warrant Agreement filed as an exhibit to the Registration Statement (the “Warrant Agreement”); and

WHEREAS, the Purchaser is entitled to registration rights with respect to the Placement Warrants and the shares of common stock underlying such Placement Warrants (collectively, the “Registrable Securities”) on the terms set forth in the Registration Rights Agreement filed as an exhibit to the Registration Statement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.           Purchase of Placement Warrants. The Purchaser hereby agrees, directly or through nominees, to purchase an aggregate of 2,333,333 Placement Warrants at a purchase price of $0.75 per Placement Warrant, or an aggregate of approximately $1,750,000 (the “Purchase Price”).

2.           Closing. The closing of the purchase and sale of the Placement Warrants (the “Closing”) will take place at such time and place as the parties may agree (the “Closing Date”), but in no event later than immediately prior to the closing of the IPO. At least 24 hours prior to the date on which the SEC declares the Registration Statement effective (the “Effective Date”), the Purchaser shall pay the Purchase Price by wire transfer of funds to an account maintained by Loeb & Loeb LLP (“Loeb”), counsel for the Company. Prior to the closing of the IPO, Loeb shall deposit the Purchase Price into the trust account described in the Registration Statement (the “Trust Account”). The certificate for the Warrants comprising the Placement Warrants shall be delivered to the Purchaser promptly after the closing of the IPO.

3.           Redemption. The Placement Warrants shall not be redeemable.

4.           Cashless Exercise. The Placement Warrants may be exercised on a cashless basis any time while they are exercisable and prior to their expiration in accordance with the terms set out in the Warrant Agreement.

5.           Escrow of Placement Warrants. From the Effective Date until the earlier of the consummation by the Company of an Acquisition Transaction or, if the Acquisition Transaction is completed without granting the Company’s shareholders redemption rights in connection with such Acquisition Transaction, the consummation of a post-acquisition tender offer or post-acquisition automatic trust liquidation (the “Escrow Period”).  The terms and conditions of the escrow of the Placement Warrants and their release therefrom shall be set forth in the Securities Escrow Agreement, dated as of ___, 2011, among the Company and the Purchaser.  Any terms not herein defined shall have the meanings assigned to them in such Securities Escrow Agreement.

6.           Waiver of Liquidation Distributions. In connection with the Placement Warrants purchased pursuant to this Agreement, the Purchaser hereby waives any and all right, title, interest or claim of any kind in or to any liquidating distributions by the Company in the event of a liquidation of the Company upon the Company’s failure to timely complete a Business Combination. For purposes of clarity, any shares of common stock purchased in the IPO or the aftermarket by the Purchaser shall be eligible to receive any liquidating distributions by the Company.

7.           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants on behalf of itself to the Company that:

7.1           The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

7.2           The Placement Warrants are being acquired by the Purchaser for its own account, only for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

7.3           The Purchaser has the full right, power and authority to enter into this Agreement and this Agreement is a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

8.           Waiver and Indemnification. The Purchaser hereby waives any and all rights to assert any present or future claims, including any right of rescission, against the Company with respect to its purchase of the Placement Warrants, and the Purchaser agrees to indemnify and hold the Company harmless from all losses, damages or expenses that relate to claims or proceedings brought against the Company by the Purchaser of the Placement Warrants or its transferees, heirs, assigns or any subsequent holders of the Placement Warrants.

9.           Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

10.           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of any other jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELWAY CAPITAL ACQUISITION CORPORATION

By:
Name:
Title:

Purchaser:
SELWAY CAPITAL HOLDINGS, LLC

By:
Name:
Title:

Placement Warrant Purchase Agreement